UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 8, 2010

StoneMor Partners L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50910	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B, Levittown, PA	19056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)	On September 8, 2010, management and the Audit Committee of the Board of Directors of StoneMor GP LLC (the “Audit Committee”), the general partner of StoneMor Partners LP (the “Company”), concluded that the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2010 previously filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 9, 2010 on its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (the “Form 10-Q”) should no longer be relied upon because of an error in such financial statements as discussed below. This error relates solely to the period in which income should have been recognized and had no impact on the Company’s financial position at June 30, 2010 nor on its cash flows for either the three or six months ended June 30, 2010 or 2009 or any other period. This error occurred due to a misinterpretation of business combination accounting rules regarding the period in which to record a gain resulting from a change in the initially estimated fair value of assets acquired. The Company concluded that such a gain of approximately $4.2 million, which was recorded in the second quarter of 2010, should have been recognized by retrospective adjustment of the second quarter of 2009.

At June 30, 2009, the Company recorded initial provisional values for the acquisition of two cemetery properties but was still seeking information about the fair value of the assets and liabilities acquired (the measurement period). Accounting Standards Codification 805 requires that any subsequent changes to those provisional values occurring during the measurement period that result from obtaining new information about the facts that existed at the acquisition date be recognized by retrospectively adjusting the provisional values in the period when the acquisition was initially presented. In the second quarter of 2010, the Company received final appraisals on the fair value of certain cemetery property and property, plant and equipment acquired in those acquisitions made in the second quarter of 2009. These final appraisals indicated a fair value of those assets that was greater than the original estimate made in the second quarter of 2009. Because the initial provisional value of the net assets acquired already exceeded the consideration transferred (a bargain purchase), this increase in the fair value of net assets acquired resulted in a gain of approximately $4.6 million of which $0.4 million was previously recognized through retrospective adjustment of the three and six month periods ended June 30, 2009. The Company improperly recorded the gain and increase to the fair value of the net assets acquired in the second quarter of 2010 rather than retrospectively recording the changes in the second quarter of 2009.

The Company is currently reviewing its acquisition accounting process and will file an amendment to the Form 10-Q as soon as reasonably practicable to include the restated financial statements for the three and six months ended June 30, 2010 and any other required disclosure.

The Company’s management and the Audit Committee discussed the matters disclosed in this Item 4.02(a), including the restatement of the Company’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2010 included in the Company’s Form 10-Q, with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONEMOR PARTNERS L.P.

	By:	StoneMor GP LLC
its general partner

Date: September 13, 2010	By:	/S/ WILLIAM R. SHANE
	Name:	William R. Shane
	Title:	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)